Subscription Agreement

Norcor Technologies Corporation

1. Investment:

The undersigned (“Buyer”) subscribes for Shares of Common Stock of
Norcor Technologies Corporation Inc. at $12.00 per share.

Number of Shares Purchased

Total subscription price ($12.00 x Shares purchased): =

PLEASE MAKE CHECK PAYABLE TO: Norcor Technologies Corporation

2. Investor information:

Name (type or print)

Mailing Address
                     Street City/State Zip

SSN/EIN/Taxpayer I.D.             E-Mail address:

Joint Name (type or print)

SSN/EIN/Taxpayer I.D.  E-Mail address

Mailing Address (if different from above):

      Street City/State Zip

Business Phone:                 Home Phone:

3. Type of ownership: (You must check one box)

[]

 Individual

 []

 Custodian for

 []

 Tenants in Common

 []

 Uniform Gifts to Minors Act of the State of:

 []

 Joint Tenants with rights of Survivorship

 []

 Corporation (Inc., LLC, LP) – Please list all officers, directors, partners, managers, etc.

 []

 Partnership (Limited Partnerships use “Corporation”)

 []

 Other (please explain)

 []

 Trust

 []

 Community Property

  Further Representations, Warrants and

Buyer hereby represents warrants, covenants and agrees as follows:

 (a)

 Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

 (b)

Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at
Buyer’s sole discretion and

judgment.

 (c)

Buyer understands that his or her investment in the Shares is speculative and involves a high degree of risk, and is not recommended for any person who cannot afford a total loss of the investment. Buyer is able to bear the economic risks of an investment in the Offering and at the present time can fford a complete loss of such investment.

 (d)

Buyer is under no legal disability nor is Buyer subject to any order which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the
Shares. The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter nto any contract, undertaking, agreement or

arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

 (e)

Buyer has (i) adequate means of providing for his or her current financial needs and possible personal contingencies, and no present need for liquidity of the investment in the Shares, and (ii) a liquid net worth (that is, net worth exclusive of a primary residence, the furniture and furnishings thereof, and automobiles) which is sufficient to enable Buyer to hold the Shares indefinitely.

 (f)

If the Buyer is acting without a Purchaser Representative, Buyer has such knowledge and experience in financial and business matters that Buyer is fully capable of evaluating the risks and merits of an investment in the Offering.

 (g)

 Buyer has been furnished with the Prospectus.

 (h)

Buyer understands that Buyer shall be required to bear all personal expenses incurred in connection with his or her purchase of the Shares, including without limitation, any fees which may be payable to any accountants, attorneys or any other persons consulted by Buyer in connection with his or her investment in the Offering.

5. Indemnification

Buyer acknowledges an understanding of the meaning of the legal consequences of
Buyer’s representations and warranties contained in this Subscription
Agreement and the effect of his or her signature and execution of this
Agreement, and Buyer hereby agrees to indemnify and hold the Company and each of its officers and/or directors, representatives, agents or employees, harmless from and against any and all losses, damages, expenses or liabilities due to, or arising out of, a breach of any representation, warranty or agreement of or by Buyer contained in this Subscription Agreement.

6. Acceptance of Subscription.

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and
Buyer shall have no further obligation to each other hereunder. In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

7. Governing Law.

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of North Carolina without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

Signature of Buyer

Printed Name

Date

Deliver completed subscription agreements and checks as follows:

Check Payable to Norcor Technologies Corporation

Mail to: Norcor Technologies Corporation
4291 Harbor Ridge Drive
Greensboro, NC 27406

===============================================================

To be filled out by the Company

Investor Subscription accepted as of this    day of   , 2021.

Norcor Technologies Corporation

By:

Mark Clayton
President